Exhibit 99.1

Location Based Technologies Provides Information Disclosed during its first Annual Shareholder’s Meeting.

ANAHEIM, CA, Location Based Technologies, Inc. (LBAS.ob) held its first Annual Shareholder’s meeting on Tuesday, February 19th, 2008 at its headquarters facility in Anaheim, CA.  During the course of the meeting it was disclosed that management anticipates that the governmental certification processes necessary to allow sales in the United States, Canada, Europe, Korea and China will take no longer than 90 days.  In addition, a shareholder was selected from the attendees to launch the new www.pocketfinder.com website – with its improved user friendly interfaces and easy to find products and services information.

PocketFinder™ devices are personal location devices designed to optimize the lives of parents, guardians and pet owners.  In our ever-mobile society, it helps to know where we are and where we are going.  Due to the demands of families with dual earners, and the number of single parent homes, many children are left without a parent home during the day.  Parents in those situations desire the ability to know where their children are and where they are going.

PocketFinder™ devices are small, rugged and water tight.  They are about the size of an Oreo™ cookie and weigh less than two ounces.  Potential additional markets include medical and elder care providers, campers, hikers, backpackers, adventure seekers, extreme sports enthusiasts, luggage trackers, law enforcement and the military.

Our products and service will offer wireless network coverage throughout North America utilizing the largest GSM carrier network in the United States and Canada.  Our personal locators will also have the ability to operate seamlessly on the networks of 290 wireless providers in over 130 additional countries and to work on any GSM network in the world.

Our corporate website, www.locationbasedtech.com  provides a description of our corporate business, access to corporate investor relations information, and our contact information. Our service website www.PocketFinder.com also provides prospective customers with relevant information about our products, ordering capability, and frequently asked questions.  We believe our PocketFinder™ products will be well received when taken to the market.

Investors are cautioned not to rely on any information about our company which is not found in reports filed with the Securities and Exchange Commission.

Location Based Technologies, Inc. (LBAS.ob) is a leading edge developer and provider of personal locator devices and services utilizing patented, proprietary technologies to enhance and enrich the lives of families globally.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company’s most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information	Investor Relations Contact Information
Dave Morse	Glenn Busch
Tel: (800) 615-0869	Tel: (714) 310-8641